Exhibit 4.2

AGREEMENT OF SUBSTITUTION AND AMENDMENT OF

PREFERRED SHARES RIGHTS AGREEMENT

This Agreement of Substitution and Amendment (this “Agreement”)is entered into as of January 13, 2003 by and between Cymer, Inc., a Nevada corporation (the “Company”) and American Stock Transfer and Trust Company, a New York banking corporation (“AST”).  Captitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Rights Agreement (defined below).

RECITALS

A.                                   On or about February 13, 1998, the Company entered into a Preferred Shares Rights Agreements (the “Rights Agreement”) with ChaseMellon Shareholder Services, L.L.C. (the “Predecessor Agent”) as Rights Agent.

B.                                     The Company wishes to remove the Predecessor Agent and substitute AST as Rights Agent pursuant to Section 21 of the Rights Agreement.

C.                                     The Company has given the Predecessor Agent notice of removal of the Predecessor Agent as Rights Agent in accordance with the terms of Section 21 of the Rights Agreement.

D.                                    The Company wishes to amend Section 21 of the Rights Agreement to provide that any successor Rights Agent shall, at the time of its appointment as rights agent, have a combined capital and surplus of at least $10 million, rather than $50 million.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                       Clause (i) of the fifth sentence of Section 21 of the Rights Agreement is hereby amended and restated to read as follows:

“(i) a Person organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10 million or”

2.                                       The Company hereby appoints, effective as of January 20, 2003 (the “Effective Date”), AST as Rights Agent pursuant to Section 21 of the

Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement, as amended hereby.

3.                                       AST hereby accepts the appointment as Rights Agent pursuant to Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement, as amended hereby.  AST hereby represents and warrants to the Company that AST is able to serve in the capacity of Rights Agent, perform all of the duties and responsibilities of Rights Agent and meets all the requirements of Rights Agent as set forth in the Rights Agreement, as amended hereby.

4.                                       From and after the Effective Date, each and every reference in the Rights Agreement to a “Rights Agent” shall be deemed to be a reference to AST.

5.                                       Section 26 of the Rights Agreement is amended to provide that notices or demands shall be addressed as follows (until another address is filed in writing with the Rights Agent and the Company):

If to the Company:
Cymer, Inc.
16750 Via Del Campo Court
San Diego, California 92127
Attention: Nancy Baker

with a copy to:
Cooley Godward LLP
4401 Eastgate Mall
San Diego, California 92121
Attention: D. Bradley Peck, Esq.

If to AST:	American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Attention: Corporate Trust Department

6.                                       Except as expressly modified herein, the Right Agreement, as amended hereby, shall remain in full force and effect.  In the event of any inconsistency between this Agreement and the Rights Agreement, the terms of this Agreement shall control.

7.                                       This Agreement of Substitution and Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date indicated above.

CYMER, INC.

By:	/s/ Nancy J. Baker
Name: Nancy J. Baker
Title: Sr. VP, CFO & Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Name: Herbert J. Lemmer
Title: Vice President